Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about December 18, 2009) pertaining to the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan (as amended) and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated March 2, 2009, with respect to the financial statements and schedule of Santarus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Santarus, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
December 15, 2009